Exhibit 99.1

FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Trois Hart
Chief Financial Officer	First Vice President, Marketing
260-427-7150	260-427-7053
rick.sawyer@towerbank.net	trois.hart@towerbank.net

Board of Directors Promotes Richard R. Sawyer Chief Financial Officer of Tower Financial Corporation

Fort Wayne, IN–April 19, 2007—Tower Financial Corporation (Nasdaq: TOFC) announced that its board of directors has promoted Richard R. (“Rick”) Sawyer, previously a corporate vice president, to chief financial officer and secretary of Tower Financial Corp. Mr. Sawyer, 42, will continue to serve as chief financial officer and secretary for Tower Bank and for Tower Trust, both wholly-owned subsidiaries of Tower Financial Corp.

Michael D. Cahill, Tower Financial Corporation’s executive vice president and chief operating officer, chief financial officer and secretary, has relinquished the positions of chief financial officer and secretary. He will continue as executive vice president and chief operating officer of Tower Financial Corporation, as well as president and CEO of Tower Bank.

Donald Schenkel, chairman, president and CEO of Tower Financial Corp., stated, “Both Mike and Rick have been doing an outstanding job for our company. We recognized that we needed someone like Mike Cahill, with his strong strategic planning and leadership skills, to manage our expansion initiatives and ensure the successful execution of Tower’s strategic plan. As chief financial officer and secretary of the Bank and of Tower Trust, Rick has demonstrated his mastery of the financial and leadership skills needed to excel.  In this new role, Rick will have full responsibility for the financial planning process. We are pleased to provide this opportunity for Rick to apply his strengths in a larger context.”

Mr. Sawyer joined Tower Bank in October 2004 as financial reporting officer, and has served as chief financial officer of the Bank and Tower Trust Company since October of 2006. Before joining Tower in 2004, Sawyer held financial positions within the commercial real estate industry, most recently as controller for McKinley Properties, Inc., a regional property management company located in Ann Arbor, Michigan. He holds a bachelor’s degree in Accounting from Taylor University, Upland, and is a Certified Commercial Investment Member (CCIM) and a member of the National Association of Realtors.

ABOUT THE COMPANY

Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne and a seventh in Angola, and business development offices in Indianapolis and Warsaw, Indiana. The Company has been approved for a state charter to form a de novo bank to serve the Greater Indianapolis market. FDIC approval is pending. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.